Exhibit (b)(1)

                       TERMS AND CONDITIONS OF THE BONDS

     The following is the text of the Terms and Conditions of the Bonds substantially in the form in which they will be endorsed on the Bonds (except that italicised text will not appear on the Bonds):

     The issue of the Pound Sterling 250,000,000 7.00 per cent. Guaranteed Bonds due 2020 (the "Bonds", which expression shall in these Terms and Conditions (the "Conditions"), unless the context otherwise requires, include any further bonds issued pursuant to Condition 12 and forming a single series therewith) of Credit Suisse Group Finance (U.S.) Inc. (the "Issuer") was authorised by a resolution of the Board of Directors of the Issuer dated 2nd October, 2000. The Bonds have the benefit of an irrevocable and unconditional subordinated guarantee of Credit Suisse Group (the "Guarantor") authorised pursuant to a resolution of the Board of Directors of Credit Suisse Group dated 28th August, 2000. A fiscal agency agreement (the "Fiscal Agency Agreement") dated 5th October, 2000 has been entered into in relation to the Bonds among the Issuer, the Guarantor, The Chase Manhattan Bank, as fiscal and principal paying agent, and the paying agents named therein. The fiscal agent and the paying agents for the time being are referred to below respectively as the "Fiscal Agent" and the "Paying Agents" (which expression shall include the Fiscal Agent). The Fiscal Agency Agreement includes the form of the Bonds and the interest coupons relating to them (the "Coupons"). Copies of the Fiscal Agency Agreement are available for inspection during normal business hours at the specified offices of the Paying Agents. The holders of the Bonds (the "Bondholders") and the holders of the Coupons (the "Couponholders", and collectively with the Bondholders, the "holders") are entitled to the benefit of, and are deemed to have notice of, all the provisions of the Fiscal Agency Agreement applicable to them.

1.   Form, Denomination and Title

(a)  Form and denomination

     The Bonds are serially numbered and in bearer form in the denominations of Pound Sterling 1,000, Pound Sterling 10,000 and Pound Sterling 100,000, each with Coupons attached on issue. Bonds of one denomination may not be exchanged for Bonds of any other denomination.

(b)  Title

     Title to the Bonds and Coupons passes by delivery. The holder of any Bond or Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not such Bond or Coupon is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder.

2.   Status

     The Bonds and Coupons constitute direct, unconditional, unsecured and subordinated obligations of the Issuer and rank pari passu with all other present or future unsecured and subordinated obligations of the Issuer and without any preference among themselves. The payment of principal and interest on the Bonds will be subordinated to the prior payment in full of all present and future creditors of the Issuer other than those creditors whose claims, by operation of law or pursuant to their terms, rank or are expressed to rank pari passu with or junior to the claims of holders.

     Subject to applicable law, no holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Issuer arising under or in connection with the Bonds or the Coupons and each holder shall, by virtue of being the holder of any Bond or Coupon (as the case may be), be deemed to have waived all such rights of set-off, compensation or retention.

     The subordination provisions set out above are irrevocable. The Issuer may not create or permit to exist any charge or other security interest over its assets to secure the obligations of the Issuer in respect of the Bonds.

3.   Guarantee

     The complete text of the Guarantee is set out immediately following these Conditions.

(a)  Guarantee

     The Guarantor has, pursuant to a guarantee dated 5th October, 2000 and governed by Swiss law, undertaken for the benefit of the holders irrevocably and unconditionally to guarantee, on a subordinated basis, the payment of principal and interest and any other amounts due under these Conditions (the "Guarantee").

(b)  Status

     The Guarantee constitutes an unconditional, unsecured and subordinated obligation of the Guarantor and ranks pari passu with all other present or future unsecured and subordinated obligations of the Guarantor. The rights of holders under the Guarantee will be subordinated to the claims of all present and future creditors of the Guarantor other than those creditors whose claims, by operation of law or pursuant to their terms, rank or are expressed to rank pari passu with or junior to the claims of holders.

     In addition, the rights of holders under the Guarantee will effectively be subordinated to the claims of all present and future creditors of the Guarantor's subsidiaries.

     Subject to applicable law, no holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Guarantor arising under or in connection with the Guarantee and each holder shall, by virtue of being the holder of any Bond or Coupon (as the case may be), be deemed to have waived all such rights of set-off, compensation or retention.

     The subordination provisions set out above are irrevocable. The Guarantor may not create or permit to exist any charge or other security interest over its assets to secure the obligations of the Guarantor in respect of the Guarantee.

(c)  Rights of holders

     All rights in respect of the Guarantee are held, and may be exercised exclusively, by the holders, each of whom is directly entitled to require the Guarantor to fulfill its obligations under the Guarantee in respect of such holder's claims under the Bonds and may enforce such claims directly against the Guarantor without first having recourse to the Issuer.

(d)  Consolidation or merger

     The Guarantor has agreed pursuant to the Guarantee that it will not consolidate with or merge into any other Person (as defined below) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the Person formed by such consolidation or into which the Guarantor is merged or the Person that acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a corporation (including a bank), partnership, limited liability company or trust (or a branch of any of the foregoing), shall be validly existing under the laws of the jurisdiction of its organization and shall expressly assume in writing the guarantee of the due and punctual payment of the principal of and interest on the Bonds (including any additional amounts as specified in Condition 7) pursuant to the terms of the Guarantee and the performance or observance of every covenant in the Guarantee on the part of the Guarantor to be performed or observed.

     "Person" means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(e)  Modification of Guarantee

     For so long as any of the Bonds are outstanding, any amendment or modification of the Guarantee shall require the consent of Bondholders holding at least 75 per cent. in principal amount of the Bonds for the time being outstanding, except for amendments or modifications to correct any manifest error in the Guarantee, which shall not require any such consent.

4.   Interest

     The Bonds bear interest from, and including, 5th October, 2000 at the rate of 7.00 per cent. per annum, payable annually in arrear on 5th October in each year (each an "Interest Payment Date"), the first Interest Payment Date being 5th October, 2001. Each Bond will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused. In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant holder, and (b) the day seven days after the Fiscal Agent has notified Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions). If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

5.   Redemption and Purchase

(a)  Final redemption

     Unless previously redeemed, or purchased and cancelled, the Bonds will be redeemed at their principal amount on 5th October, 2020. The Bonds may not be redeemed at the option of the Issuer other than in accordance with this Condition.

(b)  Redemption for taxation reasons

     The Bonds may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date at any time prior to maturity on giving not less than 30 nor more than 60 days' notice to the Bondholders (which notice shall be irrevocable), at their principal amount, (i) if (x) the Issuer has or will or the Guarantor would, if required to pay under the Guarantee, become obliged to pay additional amounts as provided or referred to in Condition 7 as a result of any change in, or amendment to, the laws or regulations of the United States or Switzerland, as the case may be, or of any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the Bonds, and (y) such obligation cannot be avoided by the Issuer (or the Guarantor, as the case may be) taking reasonable measures available to it; or (ii) if the Issuer or the Guarantor is prevented by applicable law from making payment of the full amount then due and payable. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by two Directors of the Issuer (or two Managing Directors of the Guarantor, as the case may be) stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer (or the Guarantor, as the case may be) has or will become obliged to pay such additional amounts as a result of such change or amendment or become prevented by applicable law from making such payments, as the case may be.

     In addition, if the Issuer shall determine that any payment made outside the United States by the Issuer (or the Guarantor, as the case may be) or any Paying Agent of principal or interest due in respect of any Bond would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure to the Issuer, the Guarantor, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bond or Coupon who is a United States Alien (other than such a requirement (a) which would not be applicable to a payment made by the Issuer (or the Guarantor, as the case may be) or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) which can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that, in each case referred to in clauses (a)(ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Issuer shall redeem the Bonds, in whole but not in part, at their principal amount (together with interest accrued to the date fixed for redemption) or, at the election of the Issuer, if the conditions of the next paragraph are satisfied, pay the additional amounts specified in such paragraph. The Issuer shall make such determination and election as soon as practicable and publish prompt notice thereof (the "Determination Notice") stating the effective date of such certification, identification or other information reporting requirements, whether the Issuer will redeem the Bonds or whether the Issuer has elected to pay the additional amounts specified in the next paragraph, and (if applicable) the last date by which the redemption of the Bonds must take place, as provided in the next succeeding sentence. If the Issuer elects to redeem the Bonds pursuant to this paragraph, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer shall elect on giving not less than 30 nor more than 60 days' notice to the Bondholders. Notwithstanding the foregoing, the Issuer shall not so redeem the Bonds if the Issuer or the Guarantor shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such certification, identification or other information reporting requirement, in which case the Issuer or the Guarantor shall publish prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by two Directors of the Issuer (or two Managing Directors of the Guarantor, as the case may be) stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to such effect based on such statement of facts.

     If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge (without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Issuer, the Guarantor, any Paying Agent or any governmental authority), the Issuer may elect to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Issuer, the Guarantor or any Paying Agent of principal or interest due in respect of any Bond or any Coupon of which the beneficial owner is a United States Alien, after deduction or withholding for or an account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge which (i) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of such Bond or Coupon for payment more than 30 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Bond or Coupon to be then due and payable. If the Issuer elects to pay any additional amounts pursuant to this paragraph, the Issuer shall have the right to redeem the Bonds in whole but not in part at any time pursuant to the applicable provisions of the preceding paragraph and the redemption price of such Bonds shall not be reduced for applicable withholding taxes. If the Issuer elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer shall redeem the Bonds, in whole but not in part, pursuant to the applicable provisions of the preceding paragraph and the redemption price of such Bonds shall not be reduced for applicable withholding taxes.

     "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

(c)  Notice of redemption

     Notice of any redemption under this Condition will be given to the holders in accordance with Condition 13. All Bonds in respect of which a notice of redemption is given (unless such notice of redemption is revoked in accordance with this Condition) shall be redeemed on the date specified in such notice in accordance with this Condition.

(d)  Purchases

     The Issuer and the Guarantor and any of their respective Subsidiaries (as defined in the Fiscal Agency Agreement) may at any time purchase Bonds by tender, in the open market or otherwise at any price. Any purchase shall be made in accordance with applicable laws or regulations, including (without limitation) applicable stock exchange regulations. The Bonds so purchased, while held by or on behalf of the Issuer, the Guarantor or any such Subsidiary, shall not entitle the holder to vote at any meetings of the Bondholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Bondholders or for the purposes of paragraph (a) of Condition 11. Bonds so purchased may be held, resold or surrendered to any Paying Agent for cancellation.

(e)  Cancellation

     All Bonds which are redeemed and any unmatured Coupons attached thereto or surrendered therewith at the time of redemption shall forthwith be cancelled. All Bonds so cancelled and all Bonds purchased and cancelled pursuant to paragraph (d) above (together with all unmatured Coupons cancelled therewith) shall be forwarded to the Fiscal Agent and cannot be reissued or resold.

6.   Payments

(a)  Method of payment

     Payments of principal and interest will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of Bonds or the appropriate Coupons (as the case may be) at the specified office of any Paying Agent outside the United States, by a sterling cheque or by credit or transfer to a sterling account (or any other account to which sterling may be credited or transferred) specified by the payee with a bank outside the United States. Payments of interest due in respect of any Bond other than on presentation and surrender of matured Coupons shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Bond. Notwithstanding the foregoing, no payment in respect of the Bonds will be made by mail to an address in the United States or by wire transfer to an account maintained by the holder in the United States.

(b)  Payments subject to fiscal laws

     All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 7. No commissions or expenses shall be charged to the holders in respect of such payment.

(c)  Redemption and surrender of unmatured Coupons

     Each Bond should be presented for redemption together with all unmatured Coupons relating to it, failing which the amount of any such missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon which the sum of principal so paid bears to the total principal amount due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of partial payment only, endorsement) of the relevant missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition 7) in respect of the relevant Bond (whether or not the Coupon would otherwise have become void pursuant to Condition 9) but not thereafter.

(d)  Payments on Business Days

     A Bond or Coupon may only be presented for payment on a day which is a Business Day in the place of presentation and in London. No further interest or other payment will be made as a consequence of the day on which the relevant Bond or Coupon may be presented for payment under this paragraph falling after the due date.

     "Business Day" means a day on which commercial banks and foreign exchange markets are open in the relevant city.

(e)  Paying Agents

     The initial Paying Agents and their initial specified offices are listed below. The Issuer and the Guarantor reserve the right at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents outside the United States, provided that they will maintain (i) a Fiscal Agent and (ii) at least one Paying Agent (which may be the Fiscal Agent) having a specified office in a major European city (which, so long as the Bonds are listed on the Luxembourg Stock Exchange, shall be Luxembourg). Notice of any change in the Paying Agents or their specified offices will promptly be given to the holders in accordance with Condition 13.

7.   Payment of Additional Amounts

(a)  Switzerland

     All payments of principal and interest in respect of the Bonds and the Coupons (including amounts paid by the Guarantor) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Switzerland or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event the Issuer (or the Guarantor, as the case may be) shall pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Bond or Coupon presented for payment:

     (i) by or on behalf of a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Bond or Coupon by reason of his having some connection with Switzerland other than the mere holding of the Bond or Coupon; or

     (ii) more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting such Bond or Coupon for payment on the last day of such period of 30 days.

     "Relevant Date" means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Fiscal Agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Bondholders.

(b)  United States

     All payments of principal and interest in respect of the Bonds and the Coupons (including amounts paid by the Guarantor) to any holder appertaining thereto who is a United States Alien (as defined in paragraph (b) of Condition
5) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event the Issuer (or the Guarantor, as the case may be) shall pay such additional amounts as will result in receipt by such holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable by the Issuer or any Guarantor to any such holder for or on account of:

     (i) any such tax, duty, assessment or other governmental charge which would not have been so imposed but for (x) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (y) the presentation by the holder of any such Bond or Coupon for payment on a date more than 30 days after the Relevant Date, except to the extent that the holder of it would have been entitled to such additional amounts on presenting such Bond or Coupon for payment on the last day of such period of 30 days;

       (ii) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

       (iii) any tax, duty, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organisation;

       (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding from payment on or in respect of any Bond or Coupon;

       (v) any tax, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Bond, if such payment can be made without such withholding by any other Paying Agent outside the United States;

       (vi) subject to Condition 5 above, any tax, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Bond or Coupon, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

       (vii) any tax, duty, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10 per cent. or more of the total combined voting power of all classes of stock entitled to vote of the Guarantor or as a direct or indirect subsidiary of the Guarantor; or

       (viii) any combination of two or more of items (i) through (vii) above;

nor shall any additional amounts be paid with respect to any payment on a Bond or Coupon to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Bonds or Coupon.

     Any reference in these Conditions to principal or interest shall be deemed to include any additional amounts which may be payable under this Condition 7.

8.   Events of Default

     If any of the following events (each an "Event of Default") occurs and is continuing:

     (a)  Non-payment of interest

          the Issuer fails to pay any interest on any of the Bonds when due and such failure continues for a period of 22 days; or

     (b)  Non-payment of principal

          the Issuer fails to pay the principal of any of the Bonds when due and such failure continues for a period of 10 days; or

     (c)  Insolvency

          (i) the Issuer or the Guarantor is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or the Guarantor; or (ii) the Issuer or the Guarantor commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or similar law to be adjudicated insolvent or bankrupt, or consents to the entry of a decree or order for relief in any involuntary case or proceeding under any such law, or takes or consents to any similar action; or

     (d)  Winding-up

          an order is made or an effective resolution passed for the winding-up or dissolution of the Issuer or the Guarantor, or the Issuer or the Guarantor ceases or threatens to cease to carry on all or a material part of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by an Extraordinary Resolution of the holders; or

     (e)  Guarantee

          the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect;

then any Bond may, by notice in writing given to the Fiscal Agent at its specified office by the holder, be declared immediately due and payable whereupon it shall become immediately due and payable at its principal amount together with accrued interest without further formality unless such Event of Default shall have been remedied prior to the receipt of such notice by the Fiscal Agent.

9.   Prescription

     Claims in respect of Bonds and Coupons will become void unless presentation for payment is made as required by Condition 6 within a period of 10 years in the case of Bonds and 5 years in the case of Coupons from the appropriate Relevant Date, subject to the provisions of Condition 6.

10.  Replacement of Bonds and Coupons

     If any Bond or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Fiscal Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer and the Guarantor may require (provided that the requirement is reasonable in the light of prevailing market practice). Mutilated or defaced Bonds or Coupons must be surrendered before replacements will be issued.

11.  Meetings of Bondholders and Modification of Fiscal Agency Agreement

(a)  Meetings of Bondholders

     The Fiscal Agency Agreement contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of certain modifications of the Bonds, the Coupons, the Guarantee or certain provisions of the Fiscal Agency Agreement. Such a meeting may be convened by Bondholders holding not less than 10 per cent. in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Bonds or the dates on which interest is payable in respect of the Bonds, (ii) to reduce or cancel the principal amount of, or interest on, the Bonds, (iii) to change the currency of payment of the Bonds or the Coupons, (iv) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution or (v) to modify or cancel the Guarantee, in which case the necessary quorum will be two or more persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., in principal amount of the Bonds for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Bondholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

(b)  Modification of Fiscal Agency Agreement

     The Issuer and the Guarantor shall only permit any modification of, or any waiver or authorisation of any breach or proposed breach of or any failure to comply with, the Fiscal Agency Agreement, if to do so could not reasonably be expected to be prejudicial to the interests of the holders.

12.  Further Issues

     The Issuer may from time to time without the consent of the Bondholders or Couponholders create and issue additional securities either having the same terms and conditions as the Bonds in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Bonds) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Bonds include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Bonds.

13.  Notices

     Notices to Bondholders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and (so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication shall not be practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Bondholders in accordance with this Condition.

14.  Redenomination

     The Issuer may, without the consent of holders, on giving prior notice to the Fiscal Agent and at least 30 days' prior notice to holders in accordance with Condition 13, elect that, with effect from the Redenomination Date specified in the notice, the Bonds shall be redenominated in Euro.

     The election will have effect as follows:

     (i) the Bonds shall be deemed to be redenominated into Euro in the denomination of Euro 0.01 with a principal amount for each Bond equal to the principal amount of that Bond in sterling, converted into Euro at the Established Rate, provided that, if the Issuer determines, with the agreement of the Fiscal Agent, that the then market practice in respect of the redenomination into Euro of internationally offered securities is different from the provisions specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Bondholders, the stock exchange (if any) on which the Bonds may be listed and the Paying Agents of such deemed amendments;

     (ii) save to the extent that an Exchange Notice has been given in accordance with paragraph (iv) below, the amount of interest due in respect of the Bonds will be calculated by reference to the aggregate principal amount of Bonds presented (or, as the case may be, in respect of which Coupons are presented) for payment by the relevant holder and the amount of such payment shall be rounded down to the nearest Euro 0.01;

     (iii) if definitive Bonds are required to be issued after the Redenomination Date, they shall be issued at the expense of the Issuer in the denominations of Euro 1,000, Euro 10,000, Euro 100,000 and (but only to the extent of any remaining amounts less than Euro 1,000 or such smaller denominations as the Fiscal Agent may approve) Euro 0.01 and such other denominations as the Fiscal Agent shall determine and notify to the Bondholders;

     (iv) if issued prior to the Redenomination Date, all unmatured Coupons denominated in sterling (whether or not attached to the Bonds) will become void with effect from the date on which the Issuer gives notice (the "Exchange Notice") that replacement Euro-denominated Bonds and Coupons are available for exchange (provided that such securities are so available) and no payments will be made in respect of them. The payment obligations contained in any Bonds so issued will also become void on that date although those Bonds will continue to constitute valid exchange obligations of the Issuer. New Euro-denominated Bonds and Coupons will be issued in exchange for Bonds and Coupons denominated in sterling in such manner as the Fiscal Agent may specify and as shall be notified to the Bondholders in the Exchange Notice. No Exchange Notice may be given less than 15 days prior to any date for payment of principal or interest on the Bonds;

     (v) after the Redenomination Date, all payments in respect of the Bonds and the Coupons, other than payments of interest in respect of periods commencing before the Redenomination Date, will be made solely in Euro as though references in the Bonds to sterling were to Euro. Payments will be made in Euro by credit or transfer to a Euro account (or any other account to which Euro may be credited or transferred) specified by the payee or, at the option of the payee, by a Euro cheque; and

     (vi) such other changes shall be made to this Condition as the Issuer may decide, after consultation with the Fiscal Agent, and as may be specified in the notice, to conform it to conventions then applicable to instruments denominated in Euro.

     "Established Rate" means the rate for the conversion of sterling (including compliance with rules relating to roundings in accordance with applicable European Community regulations) into Euro established by the Council of the European Union pursuant to Article 123 of the Treaty establishing the European Community, as amended by the Treaty on European Union and as amended by the Treaty of Amsterdam, and "Redenomination Date" means any date for payment of interest under the Bonds specified by the Issuer in the notice given to the Bondholders pursuant to the above and which falls on or after the date on which the United Kingdom first participates in the third stage of European economic and monetary union.

15.  Currency Indemnity

     Subject to Condition 14, sterling is the sole currency of account and payment for all sums payable by the Issuer or the Guarantor under or in connection with the Bonds and the Coupons, including damages. Any amount received or recovered in a currency other than sterling (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or the Guarantor or otherwise) by any holder in respect of any sum expressed to be due to it from the Issuer or Guarantor shall only constitute a discharge to the Issuer and Guarantor to the extent of the sterling amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that sterling amount is less than the sterling amount expressed to be due to the recipient under any Bond or Coupon, the Issuer (or the Guarantor, as the case may be) shall indemnify it against any loss sustained by it as a result. In any event, the Issuer (or the Guarantor, as the case may be) shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it will be sufficient for the Bondholder or Couponholder, as the case may be, to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer's and Guarantor's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Bondholder or Couponholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Bond or Coupon or any other judgment or order.

16.  Governing Law

(a)  Governing law

     The Fiscal Agency Agreement, the Bonds and the Coupons are governed by and shall be construed in accordance with the laws of the State of New York. The Guarantee is governed by and shall be construed in accordance with Swiss law without regard to its principles of conflicts of laws.

(b)  Jurisdiction

     The Issuer agrees that any suit, action or proceeding against the Issuer brought by holders arising out of or based upon the Bonds or Coupons may be instituted in any of the United States federal or state courts located in the State of New York, County of New York (each, a "New York Court"), waives any objection, to the fullest extent permitted by applicable law, which it may now or hereafter have to the jurisdiction or the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer appoints CT Corporation System, 1633 Broadway, New York, New York 10019, as its authorised agent (the "Authorised Agent") upon whom process may be served in any suit, action or proceeding arising out of or based upon the Bonds or Coupons which may be instituted in any New York Court by holders, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuer hereby represents and warrants that the Authorised Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer agrees to take any and all actions, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorised Agent shall be deemed, in every respect, effective service of process upon the Issuer. Notwithstanding the foregoing, any action against the Issuer arising out of or based upon the Bonds or Coupons may be instituted by holders in any other court of competent jurisdiction.

     Any suit, action or proceeding in respect of the Guarantee shall be brought against the Guarantor exclusively in the ordinary courts of the Canton of Zurich, the venue being Zurich 1, with the right to appeal to the Swiss Federal Court of Justice in Lausanne in accordance with Swiss federal law, and the Guarantor has, in the Guarantee, irrevocably submitted in respect of any such action or proceedings to the exclusive jurisdiction of the aforesaid courts.

(c)  Jury trial

     The Issuer hereby waives, and the holder hereof, by his acceptance of the Bonds, waives the right to a jury trial with respect to any legal action, suit or proceeding brought in any New York Court concerning the Bonds or the Coupons.